Exhibit 10.7

ACN 106 609 143

Mr John Gerber Chairman

Mears Technologies Inc.

189 Wells Avenue, Third Floor

Newton, MA 0249 USA

6th June 2014

Dear John,

Mears Technologies Inc. (“Mears”) Exclusive License and Collaboration Agreement

In March 2010 Mears and K2 Energy Limited (“K2”) entered into an Exclusive License and Collaboration Agreement whereby Mears granted K2 a license for the exclusive worldwide rights to the Mears Silicon Technology (“MSTTM”) for all solar energy applications.

Between April 2010 and January 2013 K2 Energy contributed approximately US$2.7 million to the R&D activities of Mears in relation to this technology. The aim of the research was to develop more efficient silicon based cells utilising MSTTM. A new design was developed and fabricated during the year to seek to overcome recombination issues encountered in the earlier version. Whilst recombination issues of electrons remain, elipsometry measurements. indicate a significant increase in optical absorption using the MSTTM film. Additional metrology work is required to validate this finding. As described in the Information Memorandum and Prospectus of January 2013, it was determined that the research phase at Mears had concluded. Thus the next phase for this technology commenced with approaches being made to major international solar groups to collaborate in its future development and commercialisation.

'The above mentioned agreement determined that the commercialisation and development program would be agreed and the parties would co-operate in the future. To this end K2 wishes to further advance discussions with major solar groups and prior to committing further expenditure to this cause, requests your confirmation that K2's obligations pursuant to the research phase described in the March 2010 agreement have been satisfied as follows:

1.	That the parties acknowledge that K2 has met all funding obligations of the agreement under Clause 3.2 “Responsibility of Licensee”;

2.	That K2 has no future research funding obligations under the agreement;

3.	That K2 will pursue at its cost, a collaboration with a major international solar group;

4.	That Mears has met its entire obligation under the agreement;

5.	That all terms and conditions, excluding the funding requirements in Section 3.2, of the original Exclusive License and Collaboration Agreement, dated 3/3/2010, stay in effect (licensing, sub-licensing, license fees, patents, etc);

Level 2, Kyle House,	61 2 9251 3311
27 Macquarie Place,	61 2 9251 6550 fax
Sydney, 2000	k2energy.com.au
Australia

6.	That new budgets and work programs must negotiated and mutually agreed in case the parties seek joint collaboration in future MSTTM Solar commercialization and development work;

7.	In the event that K2 as licensee has been unable to secure annual sales of in excess of $1 million per year of the licensed MSTTM Solar products and/or services by the end of calendar year 2020, then Mears will be able to non-exclusively market these products on K2's behalf and pay to K2 50% of all net revenue generated.

8.	The above is to be agreed by both parties by execution below.

Yours faithfully,

/s/ Sam Gazal

Sam Gazal
Chairman
K2 Energy Limited

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed under seal in their names by their properly and duly authorised officers or representatives as of the date set forth below.

“Licensor”		“Licensee”

MEARS TECHNOLOGIES, INC,		KE ENERGY LIMITED

/s/ John D.T. Gerber		/s/ Samuel Gazal

By:	John D.T. Gerber	By:	Samuel Gazal

Title:	Chairman	Title:	Director

Date:	June 14, 2014	Date:	6th June 2014

Level 2, Kyle House,	61 2 9251 3311
27 Macquarie Place,	61 2 9261 6550 fax
Sydney, 2000	k2energy.com.au
Australia